Exhibit 10.3

The shares of stock represented by this Note have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless compliance with the registration provisions of such Act has been made or unless availability of an exemption from such registration provisions have been established, or unless sold pursuant to Rule 144 under the Securities Act of 1933.


                           CONVERTIBLE PROMISSORY NOTE

Principal:  $262,500.00                                    Date: January 1, 2008

For value received, the undersigned NexHorizon Communications, Inc. or its successor ("NexHorizon") ("the Promisor") at 9737 Wadsworth Parkway, Westminster, CO 80021 promises to pay to the order of Barbara Altbaum trustee and ULTRONICS, ("Payee"), at 396 "E" Street, Chula Vista, CA 91910, (or at such other place as the Payee may designate in writing) the sum of $262,500.00 plus accrued interest of 6% annually; interest shall be paid quarterly with the final interest and principal balance due and payable in full on December 31, 2010.

The unpaid  principal and accrued interest will be due (the "Due Date") in three
(3) years from the date of this agreement or an earlier date with no penalty for earlier repayment.

Commencing 12 months after date hereof, this three year Convertible Promissory Note, at the Payee's option, may be paid in full by accepting the principal and all accrued interest in exchange for restricted common stock of Holder Maker at conversion rate of the average previous five (5) business day closing "Ask" price. As an example, if the principal and accrued interest to date is $10,000 then this would be paid off in full with the issuance of 50,000 restricted common shares (if the 5 day closing Ask price is $0.20 per share, then $10,000 / $0.20 = 50,000).

If the Convertible Promissory Note is paid off in full by accepting the restricted common stock the Payee is hereby granted "Piggy-Back Registration Rights."

Should the Convertible Promissory Note not be paid off in full, either in cash on the Due Date or commencing 12 months after date hereof, the accruing interest rate will be changed to the rate of 10% annually.

All payments on this note shall be applied first in payment of accrued interest and any remainder in payment of principal.

All payments of principal and interest on this Convertible Promissory Note shall be paid in the legal currency of the United States. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of the Note.

If any one or more of the provisions of this Convertible Promissory Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

In the event of any proceedings regarding the interpretation and/or enforcement of this Promissory Note, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs of suit.

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

This Convertible Promissory Note shall be construed in accordance with the laws of the State of California.

Signed this 1st day of January, 2008, at Westminster, Colorado.

By:      NexHorizon Communications, Inc. or its Successor





         -------------------------
         Calvin D. Smiley, Sr.
         President & CEO
         NexHorizon Communications, Inc.
         The "Promisor"







         -------------------------
         Ultronics and Barbara Altbaum
         The "Payee"









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